Exhibit 10.1

March 30, 2011

Gabriel Matsliach (the “Executive”)
13 Stockton Drive
Voorhees, NJ 08043

Re:           Amendment to the Executive Employment and Severance Letter

Dear Gabriel:

Comverse, Inc. (the “Company”) and the Executive desire to amend and revise the terms of the Executive Employment and Severance Letter dated June 1, 2010 (the “Employment Letter”) to the extent set forth herein, and to embody the terms of such modifications.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Employment Letter.

1.
Sections 1 and 4 of the Employment Letter shall be modified by replacing the references to “Senior Vice President, Global Products and Operations” with “Senior Vice President, BSS Chief Products Officer.”

2.	Section 1 of the Employment Letter shall be modified by replacing the references to “Chief Executive Officer” with “Senior Vice President, BSS General Manager.”

3.	Section 2 of the Employment Letter shall be modified by replacing the references to “Chief Executive Officer” with “Chief Executive Officer and Senior Vice President, BSS General Manager.”

4.	A new sentence shall be added to the end of Section 1 that reads as follows:

“The Executive shall be a member of the most senior level management leadership group, currently referred to as the Global Executive Team, and shall be entitled to the benefits extended to members of such team, including travel policies and executive bonus plans.”

4.
Subject to the Executive’s continued employment with the Company, the Company shall make the following retention payments to the Executive:  (i) a lump sum payment of $160,000 on June 3, 2011 and (ii) a lump sum payment of $160,000 on September 2, 2011, in each case, subject to withholding obligations in accordance with past practice (collectively, the “Retention Payments”).  If, prior to the payment of either of the Retention Payments, the Executive terminates his employment without Good Reason or the Company terminates the Executive’s employment with Cause, the Executive shall not be entitled to payment of any unpaid Retention Payments.  If the Executive’s employment is terminated by Executive for Good Reason, by the Company without Cause or due to Executive’s death or disability, the Executive shall be entitled to payment of any unpaid Retention Payments.

5.
If the Executive’s employment is terminated by the Company without Cause at any time prior to September 1, 2012, other than a termination following or in anticipation of a change in control (as defined in the ESPP) of the Company after October 1, 2011, the amounts payable to the Executive pursuant to Section 6(c) and (d) shall be reduced by the aggregate amount of Retention Payments made by the Company as of such date.

6.
For purposes of clarity, “Good Reason” shall not include the Executive’s appointment as Senior Vice President, BSS Chief Products Officer and the changes in reporting, position, duties or responsibilities attendant thereto; provided, however, “Good Reason” shall include any subsequent material diminution in the Executive’s title, position or reporting status, duties or responsibilities.

7.
Section 7 of the Employment Letter shall be modified by replacing the cross reference to “Sections 5(a) through (e)” with “Sections 6(a) through (e)” and the cross reference to “Sections 5(c) and (d)” with “Sections 6(c) and (d)”.

8.	A new sentence shall be added after the end of the fifth sentence of Section 25 of the Employment Letter that reads as follows:

“In the event that the payment and benefits payable to the Executive would be reduced as provided in this Section 25, then such reduction will be determined in an manner which has the least economic cost to the Executive and, to the extent the economic cost is equivalent, such payments or benefits will be reduced in the inverse order of when the payments or benefits would have been made to the Executive (i.e., later payments will be reduce first) until the reduction specified is achieved.”

9.	The Company shall pay for reasonable legal fees and expenses up to an amount of $5,000 that the Executive has incurred in connection with the negotiation and drafting of this letter.

10.	This letter shall be binding upon and inure to the benefit of the Executive and the Company and their respective successors, agents, heirs (in the case of the Executive) and assigns.

11.
The Employment Letter, as modified  by this letter and any plan, other agreements or attachments referred to therein, contains the entire understanding and agreement between the Company and the Executive concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, with respect thereto including, without limitation, any offer letters or employment agreements and any nondisclosure, nonsolicitation, inventions and/or noncompetition agreements between the Parties, other than Sections 4, 6, and 9 of Employment, Non-Disclosure and Non-Competition Agreement between the Company and the Executive dated as of January 1, 2003, which provisions shall continue to exist and be binding upon the Executive.

Comverse, Inc.
200 Quannapowitt Parkway ٠ Wakefield, Massachusetts 01880
Telephone: 1+781-224-9000

12.
No provision in this letter may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company.  No waiver by either the Company or the Executive of any breach by the other party of any condition or provision contained in this letter to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

13.
The parties hereto acknowledge and agree that each party (with an opportunity for review by its or his counsel) negotiated the terms and provisions of this letter and have contributed to its drafting.  Accordingly, (a) the rules of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this letter, and (b) the terms and provisions of this letter shall be construed fairly as to all parties hereto and not in favor of or against any party regardless of which party was generally responsible for the preparation of this letter.  Except where the context requires otherwise, all references herein to Sections, paragraphs and clauses shall be deemed to be reference to Sections, paragraphs and clauses of the Employment Letter, as amended by this letter.  The words “hereof, “herein” and “hereunder” and words of similar import when used in the Employment Letter shall refer to the Employment Letter, as amended by this letter, as a whole and not to any particular provision of the Employment Letter.

14.
This letter may be executed in two or more counterparts, and such counterparts shall constitute one and the same instrument.  Signatures delivered by facsimile shall be deemed effective for all purposes to the extent permitted under applicable law.

15.
This letter is governed by and construed and interpreted in accordance with the laws of the State of New York without reference to principles of conflicts of law unless superseded by federal law.  You agree that any suit, action or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this letter shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within the State of New York), and you consent to the jurisdiction of such court.  Each party shall be responsible for paying its own fees and expenses (including reasonable attorney fees) in connection with any dispute under this letter.

[Remainder of Page Intentionally Left Blank]

Comverse, Inc.
200 Quannapowitt Parkway ٠ Wakefield, Massachusetts 01880
Telephone: 1+781-224-9000

Sincerely,

/s/ Charles Burdick
Chief Executive Officer
Comverse, Inc.

I have read the foregoing and agree to these terms of employment with Comverse, Inc.

/s/ Gabriel Matsliach
Gabriel Matsliach
Date: 3/30/2011

Comverse, Inc.
200 Quannapowitt Parkway ٠ Wakefield, Massachusetts 01880
Telephone: 1+781-224-9000

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